Exhibit 99.1

Press Release

Contacts:	Media Relations Margo Westfall Ikanos Communications 510-438-6276 mwestfall@ikanos.com	Investor Relations Bonnie Mott Ikanos Communications 510-438-5360 bmott@ikanos.com

Ikanos Communications Completes Purchase of Centillium’s DSL Technology and Assets

Updated Guidance Provided & Conference Call Details Included

FREMONT, Calif., February 13, 2008 – Ikanos Communications, Inc. (NASDAQ: IKAN), a leading developer and provider of Fiber Fast™ broadband solutions, today announced that it has completed the purchase of Centillium’s DSL technology and assets in an all-cash transaction valued at approximately $12 million.

“Ikanos is well positioned to capitalize on the worldwide trend towards interactive broadband,” said Michael A. Ricci, Ikanos’ president and CEO. “We believe that the purchase of DSL assets and technologies from Centillium will enable us to accelerate our introduction of innovative, leadership products for the digital home and access infrastructure.”

Based on the additional revenue and expenses from the purchase of Centillium’s DSL assets, Ikanos has updated its guidance for the first quarter 2008 as follows:

•	Revenue is expected to increase by about $1 million and be between $29 million and $31 million in the first quarter of 2008.

•	Non-GAAP gross margins are expected to be between 44% and 46% in the first quarter of 2008.

•	Non-GAAP operating expenses are expected to increase by approximately $0.5 million and be in the range of $14 to $15 million in the first quarter of 2008.

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GAAP gross margins in the first quarter of 2008 will be lower than non-GAAP gross margins and GAAP operating expenses will be higher than non-GAAP operating expenses because non-GAAP excludes amortization of acquisition-related intangible assets and stock-based compensation expense and potentially, the write-off of in-process research and development. The Company expects to complete a valuation and allocation of the purchase price between tangible and intangible assets by the end of March 2008; however, until the valuation is complete, the Company is unable to update its GAAP guidance.

The following outlook reflects our initial assessment of 2008 revenue generated from the purchase of Centillium’s DSL assets starting on February 13, 2008 and the non-GAAP operating expenses.

•	Incremental revenue is expected to be between $8 million and $10 million.

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Additional non-GAAP operating expenses are expected to be approximately $4 million for the balance of 2008. GAAP operating expenses for this period will be higher, as they will include amortization of acquisition-related intangibles and charges related to stock-based compensation expense in accordance with FAS 123(R) and may include write-off of in-process research and development.

Ikanos reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP) and additionally on a non-GAAP basis. Non-GAAP net income (loss), where applicable, excludes the income statement effects of stock-based compensation, restructuring charges, certain expenses incurred in connection with a common stock offering, and certain expenses resulting from acquisitions such as amortization of intangible assets, fair value adjustment of the acquired inventory and in-process research and development charges. Ikanos has provided these measures because management believes these additional non-GAAP measures are useful to investors for performing financial analysis as these additional measures highlight Ikanos’ recurring operating results. Ikanos’ management uses these non-GAAP measures internally to evaluate its operating performance and to plan for its future. However, non-GAAP measures are not a substitute for GAAP measures.

Conference Call:

Management will review its expectations for subsequent periods at a conference call on February 13, at 2:00 p.m. Pacific Standard Time. To listen to the call, please visit http://ir.ikanos.com/ and click on the link provided for the web cast or dial (706) 902-1343 password 35142576. The web cast will be archived and available through February 19, 2008 at http://ir.ikanos.com/ or by calling (706) 645-9291 and entering conference ID number # 35142576.

About Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) develops chipsets that enable carriers to offer Fiber Fast™ bandwidth and Gigabit network processing for enhanced triple play services. Ikanos’ multi-mode VDSL2/ADSLx and network processor solutions power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers. Ikanos’ solutions enable fast and cost-effective carrier rollouts of interactive broadband services, including IPTV. For more information, visit www.ikanos.com.

© 2008 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, Ikanos Programmable Operating System, CleverConnect, Eagle, Fiber Fast, Fusiv, Fx, FxS, LoopNostics, RRA, SmartLeap and VLR are among the trademarks or registered trademarks of Ikanos.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document contains forward-looking statements that involve risks and uncertainties concerning Ikanos, including statements regarding expected revenue for the first quarter of 2008, expected gross margins for the first quarter of 2008, expected operating expenses for the first quarter of 2008, expected incremental revenue from the purchase of Centillium’s DSL assets and corresponding non-GAAP operating expenses for 2008. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the ability to integrate successfully the assets acquired from Centillium and the people from Centillium who have accepted employment at Ikanos, the continued demand by telecommunications service providers for ADSL and VDSL semiconductor products, Ikanos’ continued ability to create new products and technologies, our ability to generate demand and close transactions for the sale of our products, and unexpected future costs, expenses and financing requirements. In addition, for a more extensive discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Ikanos’ Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other reports that Ikanos files from time to time with the Securities and Exchange Commission. Ikanos is under no obligation to update these forward-looking statements to reflect events or circumstances subsequent to date of this press release.

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